CORPORATE GOVERNANCE GUIDELINES

Adopted March 23, 2010

The Board of Directors of Searchlight Minerals Corp., a Nevada corporation (the “Corporation”), has adopted these Corporate Governance Guidelines as of the date first written above.

1.           Purpose of the Guidelines

The purpose of these Guidelines is to assist the Board of Directors in the exercise of its responsibilities.

2.           Composition of the Board of Directors

Size.  The Board of Directors presently has six (6) members.  Although the Board of Directors considers its present size to be appropriate, it may consider expanding its size to accommodate an outstanding candidate or candidates, or reducing its size if it determines that a smaller Board of Directors would be more appropriate.  The quality of the individuals serving on the Board of Directors and the overall balance of the Board of Directors are more important than the precise number of members.  The Nominating and Corporate Governance Committee periodically reviews the size of the Board of Directors, and these considerations could lead the Nominating and Corporate Governance Committee to recommend to the Board of Directors, from time to time, a different number of members within the range provided for in the Corporation’s Bylaws.

Independence.  A majority of the Board of Directors shall satisfy the independence requirements established by Section 803A of the NYSE Amex LLC (“AMEX”) Company Guide, as amended, modified or supplemented from time to time.  Each Director who satisfies such requirements is referred to herein as an “Independent Director.”  No Director shall qualify as an Independent Director unless the Board of Directors affirmatively determines that the Director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director.  To assist it in making determinations of independence, the Board of Directors may adopt, and disclose on its website, categorical standards.  In its annual proxy statement, the Corporation will: (i) disclose the names of those Directors that the Board of Directors has determined to be Independent Directors and any categorical standards adopted by the Board of Directors; and (ii) describe, by specific category or type, for each Director or nominee for Director determined to be an Independent Director, any transactions, relationships or arrangements not disclosed in the proxy statement that were considered by the Board of Directors in making its determination.

Lead Director.  The Corporation’s Independent Directors shall designate annually one (1) of the Independent Directors to serve as the Lead Director (the “Lead Director”).  The Lead Director’s duties shall include: (i) agreeing annually with the chairman of the Board of Directors and the Chief Executive Officer (“CEO”) on the number and length of regular Board of Directors meetings to assure sufficient time is scheduled for presentation and discussion; (ii) the authority to call at any time a special meeting of the Board of Directors or a special executive session of the Independent Directors; (iii) the authority to add items to the agenda of any regular or special meeting of the Board of Directors; (iv) preparing the agenda for and presiding over all regular and any special executive sessions of the Independent Directors; (v) presiding over all regular and special meetings of the Board of Directors at which the chairman is not present; and (vi) conducting, by means of an interview with each Independent Director, the Independent Directors’ annual evaluation of the chairman and CEO’s performance and then communicating the results to the Compensation Committee and to the chairman and CEO.

Change of Job Responsibility.  A Director who resigns or is terminated from the primary position that such Director held when elected to the Board of Directors shall tender his or her resignation as a Director to the Nominating and Corporate Governance Committee, effective upon the Board of Directors’ acceptance of the resignation.  The Nominating and Corporate Governance Committee will review the desirability of the Director’s continued service on the Board of Directors under the circumstances and will make a recommendation to the Board of Directors as to whether or not it should accept the resignation.

Candidates.  The Board of Directors as a whole is responsible for selecting candidates for Director.  The Nominating and Corporate Governance Committee is responsible for searching for, identifying and recommending qualified individuals for membership on the Board of Directors.  In discharging this responsibility, the Nominating and Corporate Governance Committee shall consider the nature of the expertise and experience required for the performance of the duties of a Director of a corporation engaged in the Corporation’s business and such matters as the relevant business and industry experience, professional background, age, current employment, community service and other board service of candidates for Directors, as well as the ability to bring unique and diverse perspectives and understandings to the Board of Directors.  The Nominating and Corporate Governance Committee shall seek to identify, as candidates for Director, persons with a reputation for and record of integrity and good business judgment who: (i) have experience in positions with a high degree of responsibility and are leaders in the organizations with which they are affiliated; (ii) are free from conflicts of interest that could interfere with a Director’s duties to the Corporation and its stockholders; and (iii) are willing and able to make the necessary commitment of time and attention required for effective Board of Directors service. The Nominating and Corporate Governance Committee shall also take into account the candidate’s level of financial literacy.  The Nominating and Corporate Governance Committee shall monitor the mix of skills and experience of the Directors in order to assess whether the Board of Directors has the necessary tools to perform its oversight function effectively.

Term Limits.  Although the Nominating and Corporate Governance Committee may consider length of service in recommending candidates for re-election, the Board of Directors does not believe that adopting a set term limit for Directors serves the interests of the Corporation.

Leadership.  The Board of Directors should remain free to configure leadership of the Board of Directors and the Corporation in the way that best serves the Corporation’s interests at the time and, accordingly, has no fixed policy with respect to combining or separating the offices of chairman and CEO.

Compensation.  The Board of Directors as a whole is responsible for Director compensation. The Nominating and Corporate Governance Committee is responsible for reviewing and recommending compensation (including stock option grants and other equity-based compensation) for the Corporation’s Directors.  In discharging this responsibility, the Nominating and Corporate Governance Committee shall consider, among other things, any long-term incentive component of Director compensation based on the awards given to Directors in the past years, the possibility that Directors’ independence may be compromised if Director compensation exceeds customary levels, whether the Corporation makes substantial charitable contributions to an organization with which a Director is affiliated, whether the Corporation enters into consulting contracts with or provides other indirect forms of compensation to a Director or any organization with which a Director is affiliated, the cost to the Corporation of such compensation, the Corporation’s financial performance, stockholder return, the value of similar incentive awards relative to such targets at comparable companies and any other factors the Nominating and Corporate Governance Committee deems appropriate and in the best interests of the Corporation.

3.            Responsibilities of Directors; Meeting Attendance and Preparation

General Responsibilities.  Directors are expected to exercise their business judgment in good faith and in what they reasonably believe to be the best interests of the Corporation and its stockholders. In discharging those obligations, Directors should be entitled to rely on the honesty and integrity of the Corporation’s senior management and outside advisors and auditors.

Frequency of Meetings.  There shall be at least four (4) regularly scheduled meetings of the Board of Directors each year (to be held approximately quarterly) and special meetings from time to time as required.

Agendas.  The chairman of the Board of Directors is responsible for setting and circulating in advance an agenda for each meeting.  The Lead Director shall have the authority to add items to the agenda of any meeting of the Board of Directors.  Any other Director may suggest items for inclusion on the agenda or may raise, at any Board of Directors meeting, subjects that are not on the agenda for that meeting.  The Board of Directors expects that meeting agendas will include on a regular basis a review of financial performance and a review of the Corporation’s business strategies and practices.

Meeting Attendance and Preparation.  Directors are expected to attend Board of Directors meetings and to spend the time needed to discharge their responsibilities as Directors.  Materials with respect to matters on which action is expected to be taken are circulated to the Board of Directors at least several days in advance of the meeting whenever possible, and Directors are expected to review these materials in advance of the meeting.  Financial reports, certain committee minutes and other background materials are also circulated in advance of the meeting and during months when the Board of Directors is not scheduled to meet.

Attendance at Annual Meeting of Stockholders.  Directors are expected to attend the annual meeting of the Corporation’s stockholders.

Executive Sessions of Independent Directors. The Independent Directors shall meet, without management, at regularly scheduled executive sessions which may take place before or after a regularly scheduled meeting of the full Board of Directors.  Such regularly scheduled executive sessions shall be held at least twice per year.  The Lead Director also may call a special executive session of the Independent Directors at any time.  Such special executive sessions may take place before or after a regular or special meeting of the full Board of Directors or at such other time as the Lead Director deems appropriate.  The Lead Director or, in his or her absence, another Independent Director designated by the Board of Directors, by the affirmative vote of a majority of the Independent Directors, shall preside over the executive sessions.

Communications with Directors.  The Corporation will disclose, in its annual proxy statement and on its website, one or more methods by which stockholders and other interested parties may communicate directly with the Board of Directors, including the Lead Director, who presides over executive sessions of the Independent Directors, and the Independent Directors as a group.

Access to Employees.  The Board of Directors expects that senior officers of the Corporation will regularly attend Board of Directors and certain committee meetings, present proposals and otherwise assist in the work of the Board of Directors.  Members of the Board of Directors have direct access to any of the Corporation’s employees.

Authority to Engage Advisors.  The Board of Directors has the power to hire independent legal, financial or other advisors as it deems necessary, without consulting or obtaining the approval of any officer of the Corporation in advance, and the Corporation will pay any fees and expenses incurred in connection with the engagement.

4.           Committees of the Board of Directors

Numbers and Composition of Committees.  The Corporation will have at all times Audit, Nominating and Corporate Governance and Compensation Committees.  The responsibilities of each committee and any membership requirements are contained in the Corporation’s Bylaws and a Charter approved by the Board of Directors.  The Corporation complies with all applicable AMEX listing standards and regulatory requirements concerning the membership of committees, including those with respect to the independence of the Directors who serve on those committees. Employees of the Corporation do not serve on any of the committees, although the staff work needed for each committee is coordinated by a designated officer of the Corporation.  The Nominating and Corporate Governance Committee reviews the committee structure of the Board of Directors and the membership of the various committees at least annually and makes recommendations for any changes to the Board of Directors.

Committee Chairmen and Membership.  The Board of Directors believes that committee assignments should be based on the Director’s knowledge, interests and areas of expertise.  The chairman of the Board of Directors will normally chair the Executive Committee, if any.  The chairmanship of other committees should change at intervals of approximately five (5) years, and there should also be a regular rotation in the membership of the committees, balancing in each case the need for fresh perspective with the need for experience and continuity.

Committee Meeting Procedures.  Each committee shall meet as often as it determines is appropriate to carry out its responsibilities under its Charter.  The chairman of each committee, in consultation with the committee members, shall determine the frequency and length of each committee’s meetings, and shall set meeting agendas consistent with its Charter.  Each committee is governed by the same rules regarding meetings (including meetings by conference telephone or similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board of Directors.  Directors are expected to attend meetings of the committees on which they sit and to spend the time needed to discharge their responsibilities as members of those committees.  The agenda and any background materials for committee meetings may be developed in consultation with committee members, management or the executive officer responsible for supporting the committee and are circulated in advance of a meeting whenever practical.  Committee members are expected to review these materials in advance of the meeting.  The committee chairmen report to the Board of Directors after each meeting, and minutes of the committees are circulated to the Board of Directors.

5.           Role with Respect to Management

Evaluation of Senior Officers.  A key responsibility of the Board of Directors is to monitor the performance of the CEO and, in consultation with the CEO, the performance of other senior officers.

Succession Planning.  The Compensation Committee reviews and makes recommendations to the Board of Directors concerning management development and succession planning activities, which recommendations are made following Compensation Committee discussions, with and without the CEO, and the Compensation Committee’s annual management development and succession planning review. The Nominating and Corporate Governance Committee discusses succession planning in the event of the unexpected death, incapacity or resignation of the CEO and recommends to the Board of Directors, after consultation with the chairman of the Compensation Committee, an appropriate successor under such circumstances.

Communication.  Management speaks for the Corporation.  Inquiries from institutional investors, the press and others should be referred to the CEO or other appropriate officers.

6.           Director Orientation and Continuing Professional Development

The Nominating and Corporate Governance Committee shall arrange for an orientation program for all newly elected or appointed Directors and, in conjunction with the CEO, determine the content of such orientation.  In addition, all Directors shall periodically participate in briefing sessions on topical subjects to assist the Directors in discharging their duties.  All Directors are encouraged to attend at least one (1) Director education session each year.  The Corporation shall pay for such continuing education sessions and shall reimburse the Directors for the reasonable and necessary costs of attending such sessions.

7.           Periodic Review of Committee Charters and these Guidelines

Each committee of the Board of Directors shall review periodically its Charter and recommend to the Board of Directors any changes it deems necessary.  In addition to its Charter, the Nominating and Corporate Governance Committee will periodically review these Guidelines and recommend to the Board of Directors any changes it deems necessary.